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            OMNIS ANNOUNCES RESTRUCTURING AND COST REDUCTION PROGRAM

               REFINED BUSINESS MODEL AND CHANNEL FOCUS EXPECTED
                      TO IMPROVE COMPANY PERFORMANCE


SAN BRUNO, CA, November 24, 1997 -- OMNIS Technology Corporation (NASDAQ:
"OMNS") today announced a worldwide restructuring and cost reduction program to cut total company quarterly expenses 35% by the fourth fiscal quarter ending March 31, 1998. This will be done primarily through reductions in start-up marketing expenses. The restructured entity is focused on helping OMNIS solution providers meet market demand for new applications and leveraging the recent Universal Database DB2 OEM agreement signed with IBM.

The restructuring included a reduction in OMNIS' continuing workforce of approximately 25% of the company's headcount. Due to the restructuring and cost reduction program, OMNIS expects to decrease the company's quarterly revenue break-even point from $5.6 million to approximately $3.9 million by the end of the fiscal year. "These actions were necessary steps to create a strong foundation based upon our refocused business strategy. Focusing on our solution providers through the indirect channel allows us to change our marketing strategy to a lower cost, more technical approach," said Tim Negris, Chairman and Chief Executive Officer.

OMNIS has been advanced $1,000,000 by a large shareholder which is expected to be converted into equity as the first stage of a larger financial plan. "This advance was designed to allow us to complete negotiations for an equity placement that will allow the company to move towards profitability," said Negris.

The newly restructured company has an increased focus on technical product marketing and channel-oriented selling from which the majority of OMNIS' revenues have historically been generated. The company will now be organized under two functional units; the product unit and the distribution unit. The product unit will be responsible for the defining, building, packaging and pricing of OMNIS products. The distribution unit will combine sales, marketing, channel management and services into a single organization.

OMNIS TECHNOLOGY CORPORATION

OMNIS is a leader in developing and deploying component engineering software. The OMNIS Studio


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and OMNIS 7 product lines support the full life cycle of applications and are ideal for rapid development and deployment of sophisticated Web and client/server applications, providing true re-use of software objects and the unique ability to integrate objects from disparate programming languages. OMNIS Studio is the first component engineering system to integrate JavaBean and ActiveX components.





THE STATEMENTS IN THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM PREDICTED RESULTS. SUCH RISKS INCLUDE, AMONG OTHERS, SIGNIFICANT VARIABILITY IN OPERATING RESULTS, INCLUDING VARIABILITY IN PRODUCT REVENUES AND GROSS MARGINS, FLUCTUATING DEMAND FOR NEW AND ESTABLISHED PRODUCTS, DEPENDENCE ON NEW PRODUCTS, DEPENDENCE ON MARKET ACCEPTANCE OF NEW PRODUCTS, INCREASING EXPENSES FOR MARKETING AND DEVELOPMENT OF NEW PRODUCTS, HISTORICAL LACK OF PROFITABILITY, RAPID TECHNOLOGICAL CHANGE AND RISKS ASSOCIATED WITH GLOBAL OPERATIONS. FURTHER RISKS ARE DESCRIBED IN THE COMPANY'S FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1997, AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE THE RESULT OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.



Copyright 1997. OMNIS is a registered trademark of OMNIS Software, Inc. OMNIS Studio and OMNIS 7 are trademarks of OMNIS Software, Inc.

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